Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Global Consumer Acquisition Corp. on Form S-1 of our report dated February 24, 2021, with respect to our audits of the financial statements as of January 31, 2021 and for the period from December 28, 2020 (inception) through January 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

February 24, 2021

www.marcumbp.com